Exhibit 99.1

FOR IMMEDIATE RELEASE

FUELCELL ENERGY RECEIVES COURT CASE WIN IN THE COURT OF CHANCERY IN DELAWARE VERSUS POSCO ENERGY

DANBURY, CT – July 12, 2021 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in fuel cell technology with a purpose of utilizing its proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy— announced today that it has received a favorable ruling in a court case filed in the Court of Chancery in Delaware by POSCO Energy Co., Ltd. (POSCO Energy). On July 9, 2021, the Court issued a post-trial ruling denying POSCO Energy’s summary statutory demand to inspect the Company’s books and records because POSCO Energy lacks a proper purpose.  The Court held that the totality of the circumstances, including the fact this was the seventh legal action POSCO Energy initiated against the Company within the span of nine months, confirmed that POSCO Energy’s purpose in initiating the books and records demand and filing the complaint was not proper.

“The Court’s decision represents a landmark victory for FuelCell Energy, as it is one of the few times that a Delaware court has denied a party’s request to inspect a corporation’s books and records based on an improper purpose defense,” commented Jason Few, President and Chief Executive Officer, FuelCell Energy.

Mr. Few continued, “We are proud of FuelCell Energy's track record of commitment to the highest ethical standards, and compliance with the law. Commercially, we are excited to be engaged with the South Korean and broader Asian marketplace. FuelCell Energy looks forward to continuing its work in enabling the region’s energy transformation to a cleaner future.”

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities. Our solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. We target large-scale power users with our megawatt-class installations globally, and currently offer sub-megawatt solutions for smaller power consumers in Europe. To provide a frame of reference, one megawatt is adequate to continually power approximately 1,000 average sized U.S. homes. We develop turn-key distributed power generation solutions and operate and provide comprehensive service for the life of the power plant. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation, and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our customer base includes utility companies, municipalities, universities, hospitals, government entities/military bases and a variety of industrial and commercial enterprises. Our leading geographic markets are currently the United States and South Korea, and we are pursuing opportunities in other countries around the world. FuelCell Energy, based in Connecticut, was founded in 1969.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Treatment, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

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